Exhibit 99.1

Contacts:	Investors/Analysts Tiffany Louder Alliance Data 214-494-3048 Tiffany.Louder@alliancedata.com Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@alliancedata.com

Alliance Data Reports Second Quarter 2014 Results

•	Revenue Increases 23 Percent to $1.27 Billion
•	Strong Organic Revenue Growth of 10 Percent
•	Core EPS Increases 20 Percent to $2.90
•	Guidance Raised for Second Time in 2014

Dallas, TX, July 17, 2014 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended June 30, 2014.

SUMMARY	Quarter Ended June 30,
(in millions, except per share amounts)	2014	2013	% Change

Revenue	$1,265	$1,028	23%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$2.19	$1.71	28%
Diluted shares outstanding	62.6	68.2	-8%
******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$332	$306	8%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$2.90	$2.41	20%

(a)	Alliance Data acquired 60 percent of Netherlands-based BrandLoyalty on January 2, 2014. Profitability measures shown above are net of amounts attributable to the 40 percent not acquired, referred to as 'non-controlling interest".
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
July 17, 2014

CONSOLIDATED RESULTS
Revenue increased 23 percent to $1.27 billion while adjusted EBITDA, net increased 8 percent to $332 million for the second quarter of 2014. EPS increased 28 percent to $2.19 and core EPS increased 20 percent to $2.90 for the second quarter of 2014, exceeding guidance of $2.70.

Diluted shares outstanding were 62.6 million for the second quarter of 2014, down approximately 8 percent or 5.5 million shares compared to the second quarter of 2013. The decrease is primarily due to the maturity of the convertible senior notes during the third quarter of 2013 and second quarter of 2014.

Ed Heffernan, president and chief executive officer, noted: "The year continues to unfold better than we had anticipated. In January of this year, we guided to full-year core EPS of $12.20, a 22 percent increase compared to 2013. After the first quarter, we bumped this guidance slightly to $12.25. And now, we are comfortably raising guidance again to $12.35, a robust 23 percent increase compared to 2013. Looking at the segments:

•	Private Label's growth accelerated during the second quarter as average card receivables increased 17 percent - all organic - compared to 15 percent in the first quarter of 2014, which translated to proportionate revenue acceleration, up 16 percent in the second quarter compared to 13 percent in the first quarter of 2014. Adjusted EBITDA, net increased a solid 5 percent during the second quarter, despite both a build in the loan loss reserve and higher payroll expenses associated with personnel needed to on-board a record number of new clients in 2014. Adjusted EBITDA, net growth rates are expected to accelerate in the back half of 2014 as the newly on-boarded clients start generating revenue.

•	Epsilon's performance during the second quarter demonstrated strong organic top line with revenue up 8 percent and improved bottom line with adjusted EBITDA, net up 6 percent compared to the second quarter of 2013. The rollout of the FordDirect program to 3,000 Ford and Lincoln dealers remains on track for completion by year end, providing a strong jump-off point entering 2015. Equally as important, our next generation digital messaging platform, Harmony, was successfully moved into full production during the second quarter. The product launched with the on-boarding of a new, large client with excellent results to date. Our expectation for the year is to post high single-digit organic revenue growth and mid-single-digit adjusted EBITDA growth.

Alliance Data Systems Corporation
July 17, 2014

•	Our LoyaltyOne segment now consists of the AIR MILES® Reward Program in Canada, the recently acquired BrandLoyalty, which operates primarily in Europe and Asia, and our 37 percent joint venture ownership stake in the Brazilian coalition program, dotz. Starting with AIR MILES, we saw a positive trend develop in its key metric, AIR MILES reward miles issued, which improved from being down 4 percent in the first quarter to flat in the second quarter of 2014. The financial results for AIR MILES followed a similar trend as, on a constant currency basis, revenue increased 6 percent and adjusted EBITDA was essentially flat with the second quarter compared to slightly negative growth in the first quarter of 2014. Shifting to BrandLoyalty, it continues to perform above expectations as both revenue and adjusted EBITDA increased over 20 percent - all organic - compared to the second quarter of 2013. Growth in core countries and markets, as well as significant inroads in new countries and markets, is driving these solid results. Lastly, dotz added another half-million collectors during the second quarter as it expanded in both existing and new markets.

To summarize, as we've expected, 2014 is in good shape. Core EPS growth is expected to continue to accelerate as the year progresses due to both operating expense leveraging as new clients begin producing revenue, and a lower diluted share count. This back-half acceleration has the added benefit of setting the stage for a strong 2015."

SEGMENT REVIEW
LoyaltyOne: Overall revenue increased 62 percent to $356 million and adjusted EBITDA, net increased 17 percent to $77 million for the second quarter of 2014. For the AIR MILES Reward Program, revenue was flat at $219 million while adjusted EBITDA, net decreased 6 percent to $62 million for the second quarter of 2014. Unfavorable Canadian translation rates negatively impacted revenue and adjusted EBITDA, net by $14 million and $4 million, respectively, for the second quarter of 2014. For BrandLoyalty, revenue and adjusted EBITDA, net were $136 million and $26 million ($16 million, net of non-controlling interest), respectively, for the second quarter of 2014.

AIR MILES reward miles issued was consistent with the second quarter of 2013. Growth was limited during the second quarter for two reasons: 1) the impact of new regulations in one Canadian province restricting the issuance of AIR MILES related to prescription drug purchases, and 2) a short-term disruption from the merger of two of our grocery sponsors. AIR MILES reward miles redeemed increased 11 percent compared to the second quarter of 2013, primarily due to growth in redemptions related to the instant reward offering.

During the second quarter, dotz, our joint venture in Brazil, expanded into a tenth market by entering the metropolitan area of Goiânia, home to 2.3 million Brazilians. Dotz finished the second quarter with 12.5 million collectors, up from 10.8 million at the start of the year and is on track to exceed the year-end target of 13 million. Also during the quarter, LoyaltyOne added Moneris Solutions and Kent Building Supplies as sponsors in the AIR MILES Reward Program, expanded its relationship with Sobeys across Canada, and signed a long-term consulting agreement with Loblaw.

Alliance Data Systems Corporation
July 17, 2014

Epsilon: Overall revenue increased 8 percent to $357 million and adjusted EBITDA, net increased 6 percent to $68 million for the second quarter of 2014. Technology revenue increased a robust 14 percent to $124 million, and agency revenue increased 6 percent to $191 million, while data revenue dropped 2 percent to $42 million due to weakness in off line data offerings. Signed revenue backlogs remain strong, up double-digits compared to the same period last year. Adjusted EBITDA growth was dampened in the second quarter of 2014 due to up-front expenses associated with the on-boarding of new clients.

As discussed previously, an updated release of Harmony rolled out in the second quarter with success. Currently, a dozen clients are in full production on the platform, helping boost digital volume growth to double digits in the first half of 2014. Several features were added to Harmony in this release, such as 'scheduling intelligence', which leverages big data insights gleaned from the billions of messages Epsilon sends annually. This feature is producing significant results as measured by the percentage increase in 'open rates' by ensuring the right messages reach consumers at the right time and on the right device.

During the quarter, Epsilon announced multi-year agreements with Ann, Inc. to provide a comprehensive customer relationship database across multiple channels including email, direct mail and on line, and FordDirect, to be the technology provider for ConsumerConnection, a multichannel marketing platform that enables dealers to deliver tailored communications to their customers and prospects.

Private Label Services and Credit: Revenue increased 16 percent to $557 million and adjusted EBITDA, net increased 5 percent to $210 million for the second quarter of 2014. Adjusted EBITDA, net growth was muted by a $39 million, or 67 percent, increase in the loan loss provision driven by the strong growth in ending credit card receivables.

Credit sales increased 22 percent for the second quarter of 2014, aided by an 11 percent increase in core cardholder spending. Average credit card receivables increased 17 percent to $8.2 billion compared to the second quarter of 2013, while ending card receivables increased 18 percent to $8.5 billion compared to June 30, 2013. Principal loss rates were 4.4 percent for the second quarter of 2014, down 20 basis points from the second quarter of 2013. Portfolio funding costs were $30 million for the second quarter of 2014, essentially flat with the second quarter of 2013, but down 30 basis points to 1.5 percent, expressed as a percentage of average credit card receivables.

During the quarter, Private Label signed new multi-year agreements with JD Williams and Overstock.com to provide private label credit card services in the U.S., and signed long-term renewal agreements with Eddie Bauer and Bealls and Burkes Outlet to continue to provide private label and marketing services.  In addition, Private Label signed multi-year agreements with Orbitz, The American Kennel Club and Good Sam Enterprises to provide co-brand credit card services.

Alliance Data Systems Corporation
July 17, 2014

2014 Outlook
Third Quarter: The Company expects approximately $1.30 billion in revenue and $3.25 in core EPS, increases of 19 percent (9 percent organic) and 22 percent, respectively, for the third quarter of 2014. We expect acceleration in core EPS growth for the remainder of 2014 as the diluted share count drops following the maturity of the convertible notes in May 2014.

Full Year: The Company is raising full-year guidance from $5.25 billion to $5.30 billion in revenue, and from $12.25 to $12.35 in core EPS. The revised guidance reflects revenue and core EPS increases of 23 percent (9 percent organic) and 23 percent, respectively, for 2014.

Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.
Conference Call
Alliance Data will host a conference call on Thursday, July 17, 2014 at 8:30 a.m. (Eastern Time) to discuss the Company's second-quarter 2014 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.

Alliance Data Systems Corporation
July 17, 2014

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "65742451". The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on August 1, 2014.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide. Alliance Data was named to Fortune magazine's 2014 list of World's Most Admired Companies.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data's Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "predict," "project," "would" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

Alliance Data Systems Corporation
July 17, 2014

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

Alliance Data Systems Corporation
July 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue	$1,265.2	$1,028.1	$2,498.1	$2,081.5
Operating expenses:
Cost of operations	811.7	647.6	1,618.2	1,290.3
Provision for loan loss	96.7	57.8	167.2	124.4
Depreciation and amortization	74.3	53.5	148.4	106.4
Total operating expenses	982.7	758.9	1,933.8	1,521.1
Operating income	282.5	269.2	564.3	560.4
Interest expense, net:
Securitization funding costs	22.3	24.7	45.2	49.2
Interest expense on deposits	8.2	7.0	16.5	14.0
Interest expense on long-term and other debt, net	32.4	51.8	69.0	102.8
Total interest expense, net	62.9	83.5	130.7	166.0
Income before income taxes	219.6	185.7	433.6	394.4
Income tax expense	80.4	69.3	158.7	149.0
Net income	$139.2	$116.4	$274.9	$245.4
Less: net income attributable to non-controlling interest	1.8	–	0.1	–
Net income attributable to Alliance Data Systems Corporation stockholders	$137.4	$116.4	$274.8	$245.4

Per share data:
Basic – Net income attributable to Alliance Data Systems Corporation stockholders	$2.54	$2.37	$5.13	$4.96

Diluted – Net income attributable to Alliance Data Systems Corporation stockholders	$2.19	$1.71	$4.27	$3.62

Weighted average shares outstanding – basic	54.2	49.1	53.6	49.4
Weighted average shares outstanding – diluted	62.6	68.2	64.4	67.7

Alliance Data Systems Corporation
July 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of June 30, 2014	As of December 31, 2013
ASSETS
Cash and cash equivalents	$631.2	$969.8
Credit card receivables, net	8,050.3	8,069.7
Redemption settlement assets	565.2	510.3
Intangible assets, net	791.2	460.4
Goodwill	2,301.3	1,735.7
Other assets	1,875.7	1,498.4
Total assets	$14,214.9	$13,244.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Deferred revenue	$1,089.8	$1,137.2
Deposits	3,010.0	2,816.4
Non-recourse borrowings of consolidated securitization entities	4,311.9	4,591.9
Debt	2,961.4	2,800.3
Other liabilities	1,551.8	1,042.7
Total liabilities	12,924.9	12,388.5
Redeemable non-controlling interest	342.7	–
Stockholders' equity	947.3	855.8
Total liabilities and equity	$14,214.9	$13,244.3

Alliance Data Systems Corporation
July 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$274.9	$245.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148.4	106.4
Deferred income taxes	13.2	1.6
Provision for loan loss	167.2	124.4
Non-cash stock compensation	31.5	28.0
Amortization of discount on debt	12.3	45.1
Change in operating assets and liabilities	(50.1)	(14.7)
Originations of loan receivables held for sale	(2,343.4)	–
Sales of loan receivables held for sale	2,342.1	–
Other	(8.8)	(5.8)
Net cash provided by operating activities	587.3	530.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(57.5)	(47.7)
Change in restricted cash	(0.1)	(271.1)
Change in credit card receivables	(150.5)	83.4
Purchase of credit card receivables	–	(37.1)
Capital expenditures	(77.3)	(59.0)
Payments for acquired businesses, net of cash acquired	(259.5)	–
Other	(106.6)	(0.2)
Net cash used in investing activities	(651.5)	(331.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	1,121.8	–
Repayments of borrowings	(788.8)	(11.5)
Proceeds from convertible note hedge counterparties	1,519.8	32.7
Repayments of convertible note borrowings	(1,864.8)	(65.1)
Issuances of deposits	1,194.4	732.8
Repayments of deposits	(1,000.8)	(705.8)
Non-recourse borrowings of consolidated securitization entities	760.0	1,268.3
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(1,040.0)	(1,387.4)
Purchase of treasury shares	(201.8)	(208.0)
Other	27.2	9.7
Net cash used in financing activities	(273.0)	(334.3)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(8.0)
Change in cash and cash equivalents	(338.6)	(143.6)
Cash and cash equivalents at beginning of period	969.8	893.4
Cash and cash equivalents at end of period	$631.2	$749.8

Alliance Data Systems Corporation
July 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Segment Revenue:
LoyaltyOne	$355.6	$220.1	62%	$684.6	$461.0	49%
Epsilon	357.1	331.8	8%	704.6	649.8	8%
Private Label Services and Credit	557.3	479.9	16%	1,119.1	977.2	15%
Corporate/Other	0.2	–	nm	0.2	–	nm
Intersegment Eliminations	(5.0)	(3.7)	nm	(10.4)	(6.5)	nm
	$1,265.2	$1,028.1	23%	$2,498.1	$2,081.5	20%

Segment Adjusted EBITDA,net:
LoyaltyOne	$77.4	$66.2	17%	$142.5	$128.8	11%
Epsilon	67.7	63.6	6%	122.9	118.0	4%
Private Label Services and Credit	210.4	200.1	5%	453.9	426.9	6%
Corporate/Other	(23.5)	(23.9)	(2)%	(52.8)	(42.1)	25%
	$332.0	$306.0	8%	$666.5	$631.6	6%

Key Performance Indicators:
Private Label statements generated	51.2	47.3	8%	102.1	93.9	9%
Average receivables	$8,170.6	$6,964.9	17%	$8,096.6	$6,964.3	16%
Credit sales	$4,497.6	$3,691.8	22%	$8,111.8	$6,787.4	20%
AIR MILES reward miles issued	1,246.6	1,251.9	–%	2,393.6	2,443.4	(2)%
AIR MILES reward miles redeemed	1,038.8	934.0	11%	2,095.1	2,038.3	3%

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Alliance Data Systems Corporation
July 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Adjusted EBITDA and Adjusted EBITDA, net:	2014	2013	2014	2013
Net income	$139.2	$116.4	$274.9	$245.4
Income tax expense	80.4	69.3	158.7	149.0
Total interest expense, net	62.9	83.5	130.7	166.0
Depreciation and other amortization	26.0	20.4	51.5	40.0
Amortization of purchased intangibles	48.3	33.1	96.9	66.4
Stock compensation expense	15.9	15.0	31.5	28.0
Adjusted EBITDA	$372.7	$337.7	$744.2	$694.8
Less: adjusted EBITDA attributable to non-controlling interest	10.2	–	16.0	–
Less: funding costs (1)	30.5	31.7	61.7	63.2
Adjusted EBITDA, net of funding costs and non-controlling interest	$332.0	$306.0	$666.5	$631.6

Core Earnings:
Net income	$139.2	$116.4	$274.9	$245.4
Add back non-cash non-operating items:
Stock compensation expense	15.9	15.0	31.5	28.0
Amortization of purchased intangibles	48.3	33.1	96.9	66.4
Non-cash interest expense (2)	8.1	28.0	20.3	55.3
Non-cash mark-to-market gain on interest rate derivatives	–	(2.2)	(0.1)	(8.5)
Income tax effect (3)	(22.9)	(26.2)	(46.9)	(50.8)
Core earnings	188.6	164.1	376.6	335.8
Less: core earnings attributable to non-controlling interest	7.1	–	10.7	–
Core earnings attributable to Alliance Data Systems Corporation stockholders	$181.5	$164.1	$365.9	$335.8

Weighted average shares outstanding – diluted	62.6	68.2	64.4	67.7
Core earnings attributable to Alliance Data Systems Corporation shareholders per share – diluted	$2.90	$2.41	$5.68	$4.96

_______________

(1) Represents interest expense on deposits and securitization funding costs.
(2) Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.
(3) Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the effective tax rate for each respective period.

Alliance Data Systems Corporation
July 17, 2014

	Three months ended June 30, 2014
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$62.2	$25.6	$224.6	$(29.9)	$282.5
Depreciation and amortization	22.7	36.8	13.0	1.8	74.3
Stock compensation expense	2.7	5.3	3.3	4.6	15.9
Adjusted EBITDA	87.6	67.7	240.9	(23.5)	372.7
Less: funding costs	–	–	30.5	–	30.5
Less: adjusted EBITDA attributable to non-controlling interest	10.2	–	–	–	10.2
Adjusted EBITDA, net	$77.4	$67.7	$210.4	$(23.5)	$332.0

	Three months ended June 30, 2013
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$59.1	$24.2	$215.6	$(29.7)	$269.2
Depreciation and amortization	4.3	34.6	13.2	1.4	53.5
Stock compensation expense	2.8	4.8	3.0	4.4	15.0
Adjusted EBITDA	66.2	63.6	231.8	(23.9)	337.7
Less: funding costs	–	–	31.7	–	31.7
Less: adjusted EBITDA attributable to non-controlling interest	–	–	–	–	–
Adjusted EBITDA, net	$66.2	$63.6	$200.1	$(23.9)	$306.0

	Six months ended June 30, 2014
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$108.0	$38.7	$483.4	$(65.8)	$564.3
Depreciation and amortization	45.0	73.9	25.7	3.8	148.4
Stock compensation expense	5.5	10.3	6.5	9.2	31.5
Adjusted EBITDA	158.5	122.9	515.6	(52.8)	744.2
Less: funding costs	–	–	61.7	–	61.7
Less: adjusted EBITDA attributable to non-controlling interest	16.0	–	–	–	16.0
Adjusted EBITDA, net	$142.5	$122.9	$453.9	$(52.8)	$666.5

	Six months ended June 30, 2013
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$114.9	$40.4	$458.0	$(52.9)	$560.4
Depreciation and amortization	8.7	68.9	26.5	2.3	106.4
Stock compensation expense	5.2	8.7	5.6	8.5	28.0
Adjusted EBITDA	128.8	118.0	490.1	(42.1)	694.8
Less: funding costs	–	–	63.2	–	63.2
Less: adjusted EBITDA attributable to non-controlling interest	–	–	–	–	–
Adjusted EBITDA, net	$128.8	$118.0	$426.9	$(42.1)	$631.6